Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 26, 2007, by and between Cross Shore Acquisition Corporation t/b/k/a ReSearch Pharmaceutical Services, Inc., a Delaware corporation (“Cross Shore”) and together with its affiliates, successors and assigns, the “Company”), and Harris Koffer (“Employee”). Any capitalized terms used herein and otherwise not defined shall have the meanings assigned to them in Section 8 hereof.
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (as defined in Section 17 hereof) and ending as provided in Section 4 hereof (the “Term”).
     2. Position and Duties.
          (a) Employee shall serve as the President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Operating Officer, subject to the overall discretion and authority of the Board.
          (b) Employee shall report to the Chief Executive Officer of the Company, and Employee shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
          (c) As soon as practicable following the Effective Date, Employee shall be elected to the Board. Employee shall be a member of the Board during the Term.
     3. Base Salary and Benefits.
          (a) Employee shall be entitled to (i) receive a base salary of Three Hundred Thousand Dollars and Zero Cents ($300,000.00) per annum as may be adjusted by the Board from time to time (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and (ii) participate in all benefit plans, including medical, dental, retirement, flexible spending account, Section 125 plan, Section 401(k) plan, short and long-term disability, life insurance (in an amount equal to three times Base Salary) and accident and disability insurance, and other such plans established by the Company from time to time for executives or employees of the Company generally (“Benefits”).
          (b) Employee shall be eligible for a target bonus of 50% of Employee’s annual base salary (the “Target Bonus Level”) for achieving the Company’s business and financial objectives. The bonus will be part of an overall bonus plan for senior executives. The bonus plan is not capped on the upside and will allow for bonus levels to exceed the Target Bonus Level based on overachievement of the Company’s financial targets. If the Company’s fiscal year is the calendar year, such bonus shall be paid in the calendar year following the fiscal year to which the bonus relates, and all such payments shall be completed by March 15 of the payment year. If the Company’s fiscal year is other than a calendar year, all such payments shall be completed by December 31 of the calendar year in which the Company’s fiscal year ends.
          (c) Employee shall receive a car allowance in the amount of One Thousand Dollars and Zero Cents per month ($1,000.00). Such amount shall be paid in accordance with the Company’s general payroll practices.
          (d) Employee shall earn five weeks of paid time off per year, accrued in accordance with the Company’s vacation pay policy, and may use up to 10 paid sick days if necessary. Employee shall also be entitled to 10 paid corporate holidays, annually. Employee shall not be entitled to be paid for any days which remain unused at the end of any calendar year.
          (e) In addition to his Base Salary, on the Effective Date Employee shall be awarded a stock option representing 120,000 shares (the “Options”), in addition to the incentive stock options that will be granted as replacement options for the incentive stock options held by Employee under the ReSearch Pharmaceuticals, Inc. 2002 Equity Incentive Plan. The Options (i) shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant; (ii) shall have a three-year vesting schedule including vesting of 33 1/3% of granted options after one year of service and an additional 8 1/3% each 90 days thereafter; (iii) shall have an automatic vesting of 33 1/3% of the then outstanding options in the event that Employee’s employment is terminated during the first twelve (12) months of the Term; and (iv) shall be treated to the maximum extent possible as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
          (f) The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Such reimbursements shall be made in accordance with the Company’s general payroll practices.
     4. Term.
          (a) The Term shall begin on the Effective Date and shall continue until terminated as provided herein.
          (b) Employee’s employment may be terminated by the Company at any time for any reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during the Term, Employee shall be paid severance in a lump sum equivalent to twelve months of Employee’s Base Salary, subject to applicable withholdings, within 30 days following the date of termination (except as provided in subsection (f) below). Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) if a court of competent jurisdiction determines that Employee is in breach of this Agreement or in breach of Employee’s obligations under the Employment Agreement Relating to Business Information, Trade Secret and Non-Competition Agreement between Employee and the Company and furthermore, Employee shall be obligated to repay any amounts of severance paid to Employee in the event of such a breach by Employee. As a condition to the Company’s obligations (if any) to make severance payments pursuant to this Section 4(b), Employee will be required to execute and deliver a general release in form and substance reasonably satisfactory to both the Company and Employee.
          (c) If this Agreement is terminated by the Company for Cause or by Employee without Good Reason, Employee shall receive only his Base Salary and Benefits through the date of termination. Any such amounts payable under this Section 4(c) will be payable at such times as such amounts would have been payable had Employee not been terminated.
          (d) If, during the Term, Employee becomes Disabled or dies, there shall be no further payments of Base Salary or Benefits (other than life and/or disability insurance) under the Agreement.
          (e) If Employee’s employment is terminated by, or if Employee resigns his employment with, the Company or any entity that is in the same controlled group as the Company for purposes of Sections 414(b) or 414(c) of the Code, Employee’s employment shall also automatically be terminated by, or Employee shall also automatically resign his employment with, the Company and all entities that are in the same controlled group as the Company for purposes of Sections 414(b) or 414(c) of the Code.
          (f) Notwithstanding the preceding subsections, if Employee is a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i), on the date his employment is terminated, any lump sum payments or bonus payments due to be paid under this Section 4 during the first six months after Employee’s termination of employment will instead be paid on the first day of the seventh month following the month of such termination.
     5. Confidential Information. Employee acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions. Employee shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

     6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. Employee shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Employee’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
     7. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company by Employee in writing (including a copy of such agreement) prior to the Effective Date, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.
     8. Definitions.
     “Board” shall mean the board of directors of the Company.
     “Cause” shall mean Employee’s (i) conviction of either a felony or any other act or omission involving dishonesty or fraud, (ii) failure to perform duties as directed by the Board (which failure is not cured within 30 days following written notice from the Board); provided such duties are reasonable and consistent with the duties generally performed by an executive of the same, title, stature, duties and position as Employee or are otherwise consistent with this Agreement, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (iv) material breach (which failure, if capable of being cured, is not cured within 30 days following written notice from the Board) of this Agreement.
     “Disabled” (i) shall mean any physical or mental incapacitation which results in Employee’s inability to perform his duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by an Independent Medical Doctor and (ii) shall be deemed to have occurred on the later of either the 120th day of such inability to perform or the date on which the benefits under the Company’s long term disability insurance become payable to Employee. For the purposes of this definition, an “Independent Medical Doctor” shall be a medical doctor chosen in the following manner: Employee and the Board shall each choose a medical doctor and such medical doctors, together, shall choose a third medical doctor who shall be the Independent Medical Doctor.
     “Good Reason” shall mean a material reduction or alteration in Employee’s duties, a reduction in Employee’s compensation package, or a requirement for Employee to be based at a location in excess of 40 miles from Employee’s current residence.

     “Subsidiaries” shall mean any entity of which a majority of the securities or other ownership interests are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
     9. Survival. Sections 4, 5, 6 hereof, and Sections 8 through 18 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of Employee’s employment by, or resignation of Employee’s employment with, the Company.
     10. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow by regular mail) or mailed by overnight courier (by a reputable courier service) or first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Employee:
Harris Koffer
[          ]
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Notices to the Company:
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Ft. Washington, PA 19034
Fax: (484) 533-2018
Attention: Chief Executive Officer
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein
     12. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Employment Agreement, dated as of May 28, 2006, by and between the Company and Employee (the “Prior Agreement”). Upon the Effective Date, Employee hereby releases and waives any claims or rights he or she may have under the Prior Agreement or any other agreement or understanding he or she may have with the Company or any of its Subsidiaries, including, without limitation, any claim for severance or other benefits.
     13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     14. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
     16. Choice of Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In the case of any dispute under or in connection with this Agreement, the parties may only bring suit in the Courts of the Commonwealth of Pennsylvania in and for the County of Montgomery or in the Federal District Court for such geographic location. Employee hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania in and for the County of Montgomery or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the parties hereby waive any claim they may have at any time as to forum non conveniens with respect to such venue. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.
     17. Effective Date. This Agreement will become effective on the date (the Effective Date”) on which the merger of Longxia Acquisition, Inc. (“Longxia”) with and into Research Pharmaceutical Services, Inc., a Pennsylvania corporation (“RPS”), pursuant to the Agreement and Plan of Merger by and among Cross Shore, Longxia, RPS, the RPS Securityholders named therein, and Daniel M. Perlman and Daniel Raynor as the RPS Securityholders Committee is consummated. If for any reason the Merger does not occur, then this Agreement will not be effective and of no force and effect.
     18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CROSS SHORE ACQUISITION CORPORATION
By:	/s/ Dennis M. Smith
Its: Chief Executive Officer

/s/ Harris Koffer
Harris Koffer